Exhibit 99.1

For Immediate Release:

Contact:	Therese Crozier Corporate Communications 510 789-4331

SANGSTAT COMPLETES $15 MILLION PRIVATE PLACEMENT

Fremont, Calif.- June 21, 2001 - SangStat (Nasdaq: SANG) announced today that it has completed a private placement of approximately 1.36 million shares of common stock for aggregate proceeds of approximately $15 million with a group of institutional investors. The purchase price of $11 per share reflects an approximate 12% discount to the average closing market price for the ten days immediately prior to completion of the private placement. SangStat did not pay any investment banking fees and did not issue any warrants with respect to this private placement. SangStat intends to use the proceeds from the sale of its common stock for working capital.

The common stock sold to the investors has not been registered under the Securities Act of 1933. Accordingly, these shares may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. SangStat has agreed to file a registration statement covering resales of these shares by the investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

SangStat

SangStat is a global biotechnology company building on its foundation in transplantation to discover, develop and market high value therapeutic products in the transplantation, immunology and hematology/oncology areas. Since 1988, SangStat has been dedicated to improving the outcome of organ and bone marrow transplantation through the development and marketing of products to address all phases of transplantation in the worldwide market. SangStat's US headquarters are in Fremont, California. SangStat also maintains a strong European presence, including direct sales and marketing forces in France, Germany, Italy, Spain, and the U.K., and distributors throughout the rest of the world. SangStat's stock is traded on the Nasdaq under the symbol "SANG". The company's web site is located at www.sangstat.com.

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding SangStat's product development and marketing of products. Forward-looking statements reflect SangStat's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. Factors that could cause actual results to differ materially include, without limitation, failures or delays in its drug discovery or development programs, and existing or new competition with respect to both product development and marketing of existing products. For a discussion of these and other factors that might result in different outcomes, see "Risk Factors" in SangStat's 2000 Annual Report on Form 10-K, its 2001 quarterly reports on Form 10-Q and other documents (including registration statements on Form S-3) filed with the Securities and Exchange Commission.

# # #